Exhibit 99.1

1 Becton Drive

Franklin Lakes, NJ 07417

www.bd.com

Contact:

Monique N. Dolecki, Investor Relations – 201-847-5453

Alyssa J. Zeff, Corporate Communications – 201-847-4358

BD ANNOUNCES RESULTS FOR 2014 FIRST FISCAL QUARTER

•	Raises the bottom end of full fiscal year 2014 revenue and earnings ranges for guidance.

•	Announces revenues of approximately $2.0 billion, an increase of 6.0 percent, or 6.7 percent on a foreign currency-neutral basis.

•	Reports diluted earnings per share from continuing operations of $1.37, an increase of 1.5 percent, or 8.1 percent on a foreign currency-neutral basis.

Franklin Lakes, NJ (February 4, 2014) – BD (Becton, Dickinson and Company) (NYSE: BDX), a leading global medical technology company, today reported quarterly revenues of $2.0 billion for the first fiscal quarter ended December 31, 2013, representing an increase of 6.0 percent from the prior-year period, or 6.7 percent on a foreign currency-neutral basis. Revenue growth was aided, in part, by favorable timing of orders in the BD Medical and BD Diagnostics segments.

“Fiscal year 2014 is off to a strong start,” said Vincent A. Forlenza, Chairman, CEO and President. “Our revenue and earnings growth exceeded our expectations and we have continuing confidence that we have built a solid foundation for future growth. Accordingly, we are raising the bottom end of our previous revenue and earnings ranges for our full fiscal year guidance.”

First Quarter Earnings

Reported diluted earnings per share from continuing operations for the first quarter were $1.37 compared with $1.35 in the prior-year period, representing a 1.5 percent increase. On a foreign currency-neutral basis, diluted earnings per share from continuing operations for the first quarter increased by 8.1 percent. Adjusted diluted earnings per share from continuing operations excluding the medical device excise tax, which went into effect in January 2013 under the U.S. healthcare reform law, were $1.42, or an increase of 11.9 percent.

Segment Results

In the BD Medical segment, worldwide revenues for the quarter were $1.06 billion, representing an increase of 8.2 percent compared with the prior-year period, or an increase of 8.6 percent on a foreign currency-neutral basis. The segment’s revenue growth reflects strong sales in the Medical Surgical Systems and Diabetes Care units and solid sales in the Pharmaceutical Systems unit. Both the Medical Surgical and Pharmaceutical Systems units also benefitted from favorable timing of orders.

In the BD Diagnostics segment, worldwide revenues for the quarter were $672 million, representing an increase of 3.1 percent compared with the prior-year period, or 4.2 percent on a foreign currency-neutral basis. The segment’s growth was driven by international expansion in both the Preanalytical Systems and Diagnostic Systems business units. Diagnostic systems growth was also aided, in part, from a timing of flu orders.

In the BD Biosciences segment, worldwide revenues for the quarter were $279 million, representing an increase of 5.4 percent compared with the prior-year period, or an increase of 5.7 percent on a foreign currency-neutral basis. The segment’s growth was driven by continued strength in emerging markets, clinical reagent sales and solid instrument placements in both the U.S. and Western Europe.

Geographic Results

First quarter revenues in the U.S. of $849 million represent an increase of 2.3 percent over the prior-year period. Revenues outside of the U.S. were $1.17 billion, representing an increase of 8.9 percent compared with the prior-year period, or an increase of 10.0 percent on a foreign currency-neutral basis. International revenues reflected continued strength in emerging markets and sales of safety-engineered products in addition to solid growth in Western Europe.

Fiscal 2014 Outlook for Full Year

The Company estimates that reported and currency-neutral revenues for the full fiscal year 2014 will increase 4.5 to 5.0 percent. The Company expects reported diluted earnings per share from continuing operations for the full fiscal year 2014 to be between $6.19 and $6.22, which represents growth of 6.5 to 7.0 percent over 2013 adjusted diluted earnings per share of $5.81. On a foreign currency-neutral basis, adjusted diluted earnings per share are expected to grow about 9.0 to 9.5 percent, or 9.5 to 10.0 percent excluding the incremental impact of the medical device tax. The Company plans to repurchase, subject to market conditions, about $450 million of its common stock in fiscal year 2014.

Conference Call Information

A conference call regarding BD’s first quarter results will be broadcast live on BD’s website, www.bd.com/investors, along with related slides, at 8:00 a.m. (ET) Tuesday, February 4th, 2014. The conference call will be available for replay on BD’s website, www.bd.com/investors, or at 1-800-585-8367 (domestic) and 1-404-537-3406 (international) through the close of business on Tuesday, February 11, 2014, confirmation number 31318159.

Non-GAAP Financial Measures/Financial Tables

This news release contains certain non-GAAP financial measures. Reconciliations of these and other non-GAAP measures to the comparable GAAP measures are included in the attached financial tables. Within the attached financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying whole-dollar amounts.

About BD

BD is a leading medical technology company that partners with customers and stakeholders to address many of the world’s most pressing and evolving health needs. Our innovative solutions are focused on improving drug delivery, enhancing the diagnosis of infectious diseases and cancers, supporting the management of diabetes and advancing cellular research. We are nearly 30,000 associates in 50 countries who strive to fulfill our purpose of “Helping all people live healthy lives” by advancing the quality, accessibility, safety and affordability of healthcare around the world. For more information, please visit www.bd.com.

***

This press release, including the section entitled “Fiscal 2014 Outlook for Full Year”, contains certain estimates and other forward-looking statements (as defined under Federal securities laws) regarding BD’s performance, including future revenues and earnings per share. All such statements are based upon current expectations of BD and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. With respect to forward-looking statements contained herein, a number of factors could cause actual results to vary materially from any forward-looking statement. These factors include, but are not limited to: potential cuts in healthcare spending by the U.S. government as part of deficit reduction measures which could result in reduced demand for our product or downward pricing pressure; the unknown consequences of healthcare reform in the United States, including the impact of the reduction in Medicare and Medicaid payments to hospitals, pharmaceutical companies and other customers, which could reduce demand for our products and increase downward pricing pressure; adverse changes in regional, national or foreign economic conditions, including any impact that may result from the current global economic conditions on our ability to access credit markets and finance our operations, the demand for our products and services as a result of reduced government funding, lower utilization rates or otherwise, or our suppliers’ ability to provide products needed for our operations; changes in interest or foreign currency exchange rates; our ability to successfully integrate any businesses we acquire; the adverse impact of cyber-attacks on our information systems; competitive factors; pricing and market pressures; difficulties inherent in product development and delays in product introductions; increases in energy costs and their effect on, among other things, the cost of producing BD’s products; fluctuations in costs and availability of raw materials and in BD’s ability to maintain favorable supplier arrangements and relationships; new or changing laws impacting our business or changes in enforcement practices with respect to such laws; uncertainties of litigation (as described in BD’s filings with the Securities and Exchange Commission); future healthcare reform, including changes in government pricing and reimbursement policies or other cost containment reforms; the effects of potential pandemic diseases; and issuance of new or revised accounting standards, as well as other factors discussed in BD’s filings with the Securities and Exchange Commission. We do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by applicable laws or regulations.

BECTON DICKINSON AND COMPANY

CONSOLIDATED INCOME STATEMENTS

(Unaudited; Amounts in millions, except share and per share data)

	Three Months Ended December 31,
	2013	2012	% Change

REVENUES	$2,015	$1,900	6.0

Cost of products sold	980	894	9.6
Selling and administrative	531	496	7.1
Research and development	126	118	6.4

TOTAL OPERATING COSTS AND EXPENSES	1,637	1,508	8.5

OPERATING INCOME	378	392	(3.6)

Interest income	14	8	75.7
Interest expense	(34)	(35)	(4.3)
Other income, net	1	1	(14.0)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	359	366	(1.9)

Income tax provision	88	95	(8.3)

INCOME FROM CONTINUING OPERATIONS	271	270	0.4

INCOME FROM DISCONTINUED OPERATIONS NET OF INCOME TAX PROVISION OF $0 AND $216, RESPECTIVELY	—	355	NM

NET INCOME	$271	$625	(56.6)

EARNINGS PER SHARE

Basic:
Income from continuing operations	$1.40	$1.38	1.4
Income from discontinued operations	$—	$1.81	NM
Net income	$1.40	$3.18	(56.0)

Diluted:
Income from continuing operations	$1.37	$1.35	1.5
Income from discontinued operations	$—	$1.78	NM
Net income	$1.37	$3.13	(56.2)

AVERAGE SHARES OUTSTANDING (in thousands)

Basic	194,203	196,427
Diluted	198,110	199,570

NM - Not Meaningful

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL REVENUE INFORMATION

REVENUES BY SEGMENT AND GEOGRAPHIC AREA

(Unaudited; Amounts in millions)

	Three Months Ended December 31,
	2013	2012	% Change

BD MEDICAL
United States	$441	$425	3.8
International	622	558	11.5

TOTAL	$1,064	$983	8.2

BD DIAGNOSTICS
United States	$321	$321	0.1
International	351	331	6.0

TOTAL	$672	$652	3.1

BD BIOSCIENCES
United States	$87	$84	3.3
International	192	181	6.3

TOTAL	$279	$265	5.4

TOTAL REVENUES
United States	$849	$830	2.3
International	1,166	1,070	8.9

TOTAL	$2,015	$1,900	6.0

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL REVENUE INFORMATION

REVENUES BY BUSINESS SEGMENTS AND UNITS

Three Months Ended December 31,

(Unaudited; Amounts in millions)

	United States
	2013	2012	% Change

BD MEDICAL
Medical Surgical Systems	$262	$249	5.3
Diabetes Care	122	112	8.4
Pharmaceutical Systems	57	64	(10.4)

TOTAL	$441	$425	3.8

BD DIAGNOSTICS
Preanalytical Systems	$171	$167	2.7
Diagnostic Systems	149	154	(2.7)

TOTAL	$321	$321	0.1

BD BIOSCIENCES	$87	$84	3.3

TOTAL UNITED STATES	$849	$830	2.3

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL REVENUE INFORMATION

REVENUES BY BUSINESS SEGMENTS AND UNITS

Three Months Ended December 31, (continued)

(Unaudited; Amounts in millions)

	International
			% Change
	2013	2012	Reported	FXN	FX Impact

BD MEDICAL
Medical Surgical Systems	$317	$287	10.4	12.4	(2.0)
Diabetes Care	142	130	8.7	11.5	(2.8)
Pharmaceutical Systems	164	141	16.4	12.6	3.8

TOTAL	$622	$558	11.5	12.2	(0.7)

BD DIAGNOSTICS
Preanalytical Systems	$176	$168	4.8	6.1	(1.3)
Diagnostic Systems	175	164	7.2	10.2	(3.0)

TOTAL	$351	$331	6.0	8.1	(2.1)

BD BIOSCIENCES	$192	$181	6.3	6.8	(0.5)

TOTAL INTERNATIONAL	$1,166	$1,070	8.9	10.0	(1.1)

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL REVENUE INFORMATION

REVENUES BY BUSINESS SEGMENTS AND UNITS

Three Months Ended December 31, (continued)

(Unaudited; Amounts in millions)

	Total
			% Change
	2013	2012	Reported	FXN	FX Impact

BD MEDICAL
Medical Surgical Systems	$579	$536	8.0	9.1	(1.1)
Diabetes Care	264	243	8.6	10.1	(1.5)
Pharmaceutical Systems	221	205	8.0	5.5	2.5

TOTAL	$1,064	$983	8.2	8.6	(0.4)

BD DIAGNOSTICS
Preanalytical Systems	$347	$335	3.7	4.4	(0.7)
Diagnostic Systems	325	317	2.4	3.9	(1.5)

TOTAL	$672	$652	3.1	4.2	(1.1)

BD BIOSCIENCES	$279	$265	5.4	5.7	(0.3)

TOTAL REVENUES	$2,015	$1,900	6.0	6.7	(0.7)

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL REVENUE INFORMATION

SAFETY REVENUES

(Unaudited; Amounts in millions)

	Three Months Ended December 31,
			% Change
	2013	2012	Reported	FXN	FX Impact

TOTAL SAFETY REVENUES
United States	$315	$291	8.1	8.1	—
International	242	220	10.1	12.0	(1.9)

TOTAL	$557	$511	9.0	9.8	(0.8)

BY SEGMENT
BD Medical	$285	$252	13.0	14.0	(1.0)
BD Diagnostics	272	259	5.0	5.7	(0.7)

TOTAL	$557	$511	9.0	9.8	(0.8)

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL INFORMATION

FY2014 Quarter-to-Date Reconciliation of Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended December 31,
	2013	2012	Growth	Foreign Currency Translation	Foreign Currency Neutral Change	Growth %	Foreign Currency Neutral Growth %

Reported Diluted Earnings per Share from Continuing Operations	$1.37	$1.35	$0.02	$(0.09)	$0.11	1.5%	8.1%

Medical device excise tax which went into effect in January 2013 under the U.S. Patient Protection and Affordable Care Act ($14 million or $9 million after-tax)	0.05	0.00

Adjusted Diluted Earnings per Share from Continuing Operations without Medical Device Excise Tax	$1.42	$1.35	$0.07	$(0.09)	$0.16	5.2%	11.9%

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL INFORMATION

FY2014 Outlook Reconciliation

	Reported Basis	FX Impact	FXN Basis

Revenues - Full Year 2014 estimated growth	4.5% - 5.0%	0.0%	4.5% - 5.0%

	Full Year 2014	Full Year 2013	% Increase

	(estimated)
Reported Fully Diluted Earnings per Share from Continuing Operations	$6.19 - 6.22	$4.67	NM

Pending Litigation Settlement (1)		0.07

Verdict Charge (2)		1.06

Pension Settlement Charge (3)		0.02

Adjusted Fully Diluted Earnings per Share from Continuing Operations	$6.19 - 6.22	$5.81	6.5% - 7.0%

FX Impact			(2.5%)

Adjusted FXN Growth			9.0% - 9.5%

Medical Device Excise Tax Impact (4)			(0.5%)

Adjusted FXN Growth (excluding the medical device excise tax)			9.5% - 10.0%

(1)	Charge associated with the pending litigation settlement related to indirect purchaser antitrust class action cases.
(2)	Charge associated with the unfavorable verdict returned in the antitrust and false advertising lawsuit filed against the Company by RTI.
(3)	Represents a non-cash pension settlement charge associated with lump sum benefit payments made from the Company’s U.S. supplemental pension plan, as such payments exceeded the service and interest components of the plan’s pension cost for the year. The charge also included settlement losses associated with certain foreign pension plans.
(4)	Represents the incremental impact of the medical device excise tax in first quarter fiscal year 2014 (tax went into effect in January 2013 under the U.S. Patient Protection and Affordable Care Act).

NM - Not Meaningful

FXN = Foreign Currency Neutral